Exhibit 99.1

Agilent Announces CFO Transition

Didier Hirsch to Retire Oct. 31

Robert W. McMahon to Become Chief Financial Officer

SANTA CLARA, Calif., July 31, 2018

Agilent Technologies Inc. (NYSE: A) today announced that Didier Hirsch, senior vice president and chief financial officer, has decided to retire on Oct 31, 2018.   The company has appointed Robert W. McMahon, currently chief financial officer, Hologic, Inc., as his successor.  McMahon will join Agilent on August 3, as senior vice president, and will become CFO on Sept. 1, 2018, when Hirsch will step down as CFO.  Hirsch will continue as an active member of the executive staff until his retirement date at the end of the fiscal year, focused on working with McMahon to ensure a smooth transition.

Hirsch has led Agilent’s global finance organization as CFO since 2010.  Before that he had oversight of the corporate controllership and tax functions.  He joined Agilent at its inception in 1999 as VP of treasury and investor relations.   He held various international finance positions at HP, Agilent’s predecessor, from 1989 until joining Agilent.

“Didier has been a brilliant CFO.  Under his financial stewardship, the valuation of the company has increased significantly, exceeding the growth rate of the S&P 500 over the same period,” said President and CEO, Mike McMullen.  “I value his business insights and his leadership, and I deeply appreciate his unwavering integrity that is a hallmark of everything he does.   We will miss him, but wish him the very best in his retirement.”

“I am pleased to welcome Bob McMahon to Agilent.  He brings significant experience in the diagnostics and healthcare industries, both areas of strategic growth for Agilent,” McMullen said.  “I am impressed with Bob’s strategic view and innovative approach.  He is joining us at an important time for the company, and I am excited about the role he will play in driving the next phase of Agilent’s journey.”

“Among all of the interesting projects and accomplishments during my years at Agilent, I am most proud of the excellent Finance team we have created,” said Hirsch.  “Their achievements have been extraordinary, particularly as we have grown, created new companies and completed a record number of acquisitions.  The work of this team has been essential to the company’s success.  Bob McMahon is a great choice to lead Finance for Agilent as the company further expands in the coming years.  I am looking forward to working closely with him on a seamless transition.”

About Robert W. McMahon

McMahon has been chief financial officer since 2014 for Hologic, Inc., an innovative medical technology company, primarily focused on improving women’s health and well-being, based in Massachusetts, USA.  In 2017, Hologic had revenues of $3.1 billion, spanning breast and skeletal health, diagnostics, surgical and aesthetic products.  Prior to Hologic, McMahon spent 20 years with Johnson & Johnson, most recently as worldwide vice president of finance and business development for Ortho Clinical Diagnostics, a division of Johnson & Johnson’s Medical Device and Diagnostics Group.  Prior to that he held a variety of financial leadership positions within Johnson & Johnson after joining the company in 1993.  McMahon began his career with Harris Corporation in Florida.

He has an MBA in Finance from the University of Central Florida and an undergraduate degree in Finance from the University of Florida.  McMahon is also a certified management accountant.  He will re-locate to Agilent’s headquarters from Massachusetts in the coming months.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics, and applied chemical markets. With more than 50 years of insight and innovation, Agilent instruments, software, services, solutions, and people provide trusted answers to customers' most challenging questions. The company generated revenues of $4.47 billion in fiscal 2017 and employs 14,200 people worldwide. Information about Agilent is available at www.agilent.com.

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CONTACTS:

Stefanie Notaney

Corporate Communications

Agilent Technologies, Inc.

+001 408 345-8955

Stefanie.notaney@agilent.com

Alicia Rodriguez

Investor Relations

+001 408 345-8948
Agilent Technologies, Inc.

Alicia_rodriguez@agilent.com